Contact Information
Wayne I. Danson
Chief Executive Officer
John E. Donahue
Chief Financial Officer
       Ph 646-227-1600
For Immediate Release

Encompass Group Announces the Repurchase of 3 Billion Shares of Its Common Stock

New York, New York, March 24, 2009–Encompass Group Affiliates, Inc. (OTC Bulletin Board: ECGA), the nation’s largest distributor of consumer electronics parts and a leader in the consumer electronics reverse logistics industry today announced that its Board of Directors has approved the repurchase of 3 billion shares of its common stock from an institutional holder at a purchase price of $.0001 per share or $300,000 in the aggregate.

The repurchase was completed yesterday, March 23, 2009.

Wayne I. Danson, Encompass Group’s President and Chief Executive officer explained “The shares we acquired yesterday represent approximately 18% of the current outstanding shares before dilution for our preferred stock or 2.7% after dilution for our preferred stock. We feel that the Company’s acquisition of these shares, given current market conditions, will benefit our public shareholders’ overall value.

Simultaneously with the above, the Company was required to and obtained the consent of its secured lenders to repurchase the shares by agreeing to make a principal payment of the senior notes by an amount equal to the purchase price of the stock.

About Encompass Group Affiliates, Inc.

Encompass Group Affiliates, Inc. (OTC Bulletin Board: ECGA), is a New York-based company that specializes in the consumer electronic aftermarket service and supply chain, known as reverse logistics. Encompass Group through its wholly-owned subsidiary, Encompass Parts Distribution, Inc. acquires and operates businesses that provide computer and electronic repair services, parts distribution and asset management services.  Encompass Group addresses the full scope of this multi-billion market – including the end-user driven product support and repair industry, as well as the manufacturer-driven recovery and e-Waste industry.  Through its three operating subsidiaries – Vance Baldwin, Tritronics and Cyber-Test – Encompass Group provides single-source lifecycle management services for technology products, currently in the North American market, with accelerating growth towards a global presence. The Company’s market position is based on its distinctive ability to provide single-point, comprehensive lifecycle service on a competitive basis. For more information about Encompass Group Affiliates, Inc visit our website at http:// www.encompass.com

Encompass Parts Distribution, Inc. is comprised of the former number two (Vance Baldwin) and number three (Tritronics) parts distributors in the U.S., to create the country’s largest distributor of consumer electronic parts and accessories.  Most important, Encompass maintains the heritage of focused expertise and personalized service exemplified by both legacy brands. With warehouses in Florida, Georgia, Maryland and Las Vegas, Encompass distributes both new and certified reclaimed parts for more than 150 brands of consumer electronics, computers, printers and office equipment. The company also provides service aids and industrial products such as cable, tools, test equipment, cleaners and other installation equipment. For more information about Encompass Parts Distribution, Inc visit our website at http:// www.encompassparts.com

Encompass Service Solutions is comprised of a primary electronic equipment repair center in Orlando Florida, as well as a network of sophisticated repair facilities in Georgia, South Florida, and Las Vegas.  With 22 years of industry leadership, the company specializes in the repair and advanced exchange of consumer and office electronic equipment, providing board-level and whole-unit repair to third-party warranty companies, OEMs, national retailers and national office equipment dealers. Encompass Service Solutions offers Level II and Level III call center technical support, service contract administration and support, and asset recovery programs.

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This release and oral statements made from time to time by Encompass Group Affiliates, Inc.’s representatives concerning the same subject matter may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as “expects,” “anticipate,” “plans,” “should,” “believes,” “will,” or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Many factors may cause actual results to differ from forward-looking statements, as well as inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Encompass Group Affiliates, Inc. with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements.